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ROPER INDUSTRIES, INC. AND SUBSIDIARIES                               EXHIBIT 11
STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                 Three Months Ended            Six Months Ended
                                                       April 30,                   April 30,
                                                   1997       1996              1997       1996
                                              ----------------------        ----------------------
Net earnings                                     $10,146    $ 5,653            $15,976    $14,462
                                              ======================        ======================

Common and common equivalent shares
  used to compute earnings per share:

    Weighted average number of common
      shares outstanding                          15,202     14,990             15,187     14,981

    Common stock equivalents--stock options (a)
      Primary                                        327        444                328        383
                                              ----------------------        ----------------------
      Fully diluted                                  327        455                328        437
                                              ----------------------        ----------------------

    Weighted average common and common
      equivalent shares outstanding
        Primary                                   15,529     15,434             15,515     15,364
                                              ======================        ======================
        Fully diluted                             15,529     15,445             15,515     15,418
                                              ======================        ======================

 Net earnings per common share
      Primary                                    $  0.65    $  0.37            $  1.03   $   0.94
                                              ======================        ======================
      Fully diluted                              $  0.65    $  0.37            $  1.03   $   0.94
                                              ======================        ======================
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 (a) Stock options outstanding are included in the calculation of earnings per share by applying the "Treasury Stock" method.  Such calculations are made using the average daily market prices for the period for primary earnings per share.  Such calculations are made using the higher of the average daily market prices or the market price at the end of the period for fully diluted earnings per share.

                                       b